Exhibit 23.1

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-180322 and 333-185228) and the Registration Statements on Form S-8 (Nos. 333-154436 and 333-184227) of HCI Group, Inc. of our reports dated March 10, 2023, with respect to the consolidated financial statements of HCI Group, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ FORVIS, LLP (Formerly, Dixon Hughes Goodman, LLP)
Tampa, Florida
March 10, 2023